UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 12, 2015

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COVENANT TRANSPORTATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-24960	88-0320154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Birmingham Hwy., Chattanooga, TN	37419
(Address of principal executive offices)	(Zip Code)

(423) 821-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 12, 2015, the Compensation Committee of the Board of Directors (the "Committee") of Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), approved performance-based bonus opportunities for the Company's senior management group (the "Program") under the Company's 2006 Omnibus Incentive Plan, as amended (the "Plan").  As set forth in the Plan, the Committee may choose from a range of defined performance measures.

Under the Program, and consistent with the objectives of the Plan, certain employees, including the Company's named executive officers, may receive bonuses upon satisfaction of fiscal 2015 consolidated earnings per share targets (and, for Sam Hough and Jim Brower, the satisfaction of fiscal 2015 operating income and operating ratio targets established for the Company's subsidiaries, Covenant Transport, Inc. ("CTI") and Star Transportation, Inc. ("Star"), respectively) (collectively, the "Performance Targets").  Each applicable Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's base salary to determine the employee's bonus.  Pursuant to the Program, in 2015 the Company's named executive officers are eligible to receive performance bonuses as follows: (i) David Parker may receive between 32.5% and 130.0% of his base salary depending on the consolidated Performance Targets achieved, if any, (ii) Joey Hogan may receive between 27.5% and 110.0% of his base salary depending on the consolidated Performance Targets achieved, if any, (iii) Richard Cribbs may receive between 22.5% and 90.0% of his base salary depending on the consolidated Performance Targets achieved, if any, (iv) Sam Hough may receive between 6.75% and 27.0% of his base salary depending on the consolidated Performance Targets achieved, if any, and between 15.75% and 63.0% of his base salary depending on the Performance Targets achieved for CTI, if any, and (v) Jim Brower may receive between 7.5% and 30.0% of his base salary depending on the consolidated Performance Targets achieved, if any, and between 26.25% and 70.0% of his base salary depending on the Performance Targets achieved for Star, if any.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENANT TRANSPORTATION GROUP, INC.

Date: January 15, 2015	By:	/s/ Richard B. Cribbs
Richard B. Cribbs Senior Vice President and Chief Financial Officer